IASG Announces Fourth Quarter and Fiscal 2004 Financial Results

Albany, N.Y. - June 15, 2005 - Integrated Alarm Services Group, Inc. (NASDAQ: IASGE) a total solution provider to independent security alarm dealers located throughout the United States announced results for the fourth quarter and fiscal 2004 ended December 31, 2004.

Revenue for the fourth quarter was $20.7 million up 64 percent over fiscal 2003 fourth quarter revenue of $12.6 million. The net loss for the fourth quarter ending December 31, 2004 was $8.1 million, or $0.33 per share, compared to a net loss of $1.5 million, or $0.06 per share, in the fourth quarter of 2003. During the fourth quarter of 2004 the Company recorded approximately $1.6 million of accelerated debt amortization costs and facility closure costs.  The aggregate owned portfolio annualized attrition rate for the fourth quarter of 2004 declined to 11.3 percent from 12.5 percent in 2003.

IASG completed several significant transactions in the fourth quarter of 2004. On November 16, 2004 the Company completed the sale of $125 million of 12% Senior Secured Notes due 2011 in a private placement. Concurrent with the sale of these Notes the Company entered into a $30 million senior secured credit facility with LaSalle Bank, N.A. The Company also completed the purchase of certain National Alarm Computer Center (NACC) assets on November 19 from a subsidiary of Tyco International for $50.6 million in cash. The assets acquired include: a state-of-the-art electronic security alarm center in Irvine, California; $800,000 of third party alarm monitoring recurring monthly revenues (RMR); collateralized loans to alarm dealers totaling approximately $25 million. The Company also sold $154,000 of RMR from its owned portfolio at a favorable sales price multiple of 34 times RMR.

In announcing the results, Timothy M. McGinn, Chairman and CEO, said, “We are pleased to have filed our Form 10-K for 2004 earlier this week. This milestone puts us well along the process of being in good standing with the SEC, NASDAQ and the Senior Note Holders. We look forward to fulfilling our final requirement on this path with the filing of our Form 10-Q for March 31, 2005 by June 27.”

McGinn in commenting on the 2004 results added, “Good progress was made at IASG in 2004. Revenue approximately doubled to $80 million, EBITDA increased to over $22 million from less than $11 million in 2003 and we achieved our 2004 year-end attrition goal with our owned portfolio annualized attrition at 11.3 percent for the fourth quarter. This operating performance at the end of 2004 positions IASG well for 2005 and our attrition goal of eleven percent. The addition of the NACC central station operating assets from Tyco permits IASG to embark on a top to bottom review of operations, and where appropriate, restructure our business. This will enable us to more efficiently and effectively serve our alarm customers. When we completed the NACC transaction we announced expected annualized operating savings of approximately $2.8 million by the end of the third quarter of 2005. We are well on our way to achieve this goal. Also, during the fourth quarter of 2004 we secured $155 million of capital and banking commitments. This capital along with operating cash flow is sufficient to fund the Company’s 2005 account addition plans of 80,000 to 100,000 contract equivalents.”

McGinn concluded by stating, “Since going public in July 2003 we have acquired the equivalent of 133,000 contracts at an average acquisition multiple of 28 times RMR. This is below the target acquisition multiple of 30 times we discussed on the road show and has resulted in acquisition savings versus the target of $8 million. During 2004, we saw several new parties enter the alarm market and several existing parties increase their activities relative to acquiring new accounts. In 2004, the alarm industry experienced a modest increase in the average contract purchase price to 32.5 times RMR.

At December 31, 2004, IASG had $31.6 million in cash, $31.4 million of collateralized notes receivable from dealers and stockholders’ equity of $142.8 million. The Company had $131.3 million of debt and capital leases at December 31, 2004 and ended fiscal 2004 with a net debt (debt less cash) to equity ratio of 0.7 to 1. In the fourth quarter the Company used approximately $52 million of the proceeds from the Senior Note sale to retire debt and approximately $51 million to acquire the NACC assets. IASG had no outstanding balance on the $30 million senior credit facility at the end of 2004.

IASG Portfolio Data:

	Annualized Attrition Rate
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full-year
IASG Owned Portfolio	2004	2004	2004	2004	2004

Legacy Portfolio	17.7%	10.8%	15.2%	14.6%	13.8%
New Residential	13.5%	9.9%	12.5%	11.3%	11.3%
New Commercial	9.1%	13.4%	10.4%	8.6%	10.0%
Aggregate Owned Portfolio	13.4%	11.2%	12.6%	11.3%	11.6%

	Annualized Growth Rate – excluding acquisitions

Wholesale Monitoring Accts	4.0%	(17.9%)	(-9.1%)	0.5%	(5.7%)

IASG ended fiscal 2004 with an owned portfolio of approximately 149,000 contract equivalents generating RMR of approximately $4.5 million and wholesale monitoring of approximately 720,000 alarms (including IASG’s owned portfolio accounts) generating approximately $3.1 million in RMR. Revenue from the owned portfolio is split 80 percent residential and 20 percent commercial. The wholesale monitoring portfolio experienced a 31.7 percent growth in accounts in 2004.

See the attached financial highlights for the fourth quarter 2004 and the year end December 31, 2004.

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About IASG

Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in serving the residential and commercial security alarm market. IASG’s services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with approximately 5,600 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring and servicing. For more information about IASG please visit our web site at http://www.iasg.us.

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of IASG’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. You should not rely on forward-looking statements because IASG’s actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and regulations effecting our company and business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in IASG’s Form 10-K report for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on June 13, 2005, and other reports IASG files from time to time with the Securities and Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.

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INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31,	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$35,435,817	$31,554,609
Current portion of notes receivable	735,149	5,186,965
Accounts receivable, net	4,312,990	6,289,787
Inventories	1,107,899	1,233,785
Prepaid expenses	1,548,105	1,127,581
Due from related parties	232,300	70,655
Total current assets	43,372,260	45,463,382

Property and equipment, net	5,762,586	7,926,324
Notes receivable, net of current portion and allowance	4,525,973	22,211,283
Dealer relationships, net	23,113,617	34,529,962
Customer contracts, net	73,571,131	85,169,085
Goodwill, net	85,515,985	91,434,524
Debt issuance costs, net	1,768,281	5,322,089
Other identifiable intangibles, net	2,187,464	3,054,247
Restricted cash and cash equivalents	1,100,000	757,104
Deferred installation costs	-	5,946,059
Other assets	119,033	270,122
Total assets	$241,036,330	$302,084,181

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$18,765,000	$5,225,000
Current portion of capital lease obligations	431,555	459,987
Accounts payable	2,873,707	3,720,197
Accrued expenses	8,816,766	9,185,263
Current portion of deferred revenue	7,576,993	9,756,134
Other liabilities	139,066	160,809
Total current liabilities	38,603,087	28,507,390

Long-term debt, net of current portion	46,977,612	125,000,000
Capital lease obligations, net of current portion	453,811	575,502
Deferred revenue, net of current portion	312,343	4,034,675
Deferred income taxes	759,425	1,112,778
Other liabilities	374,119	-
Due to related parties	153,203	4,009
Total liabilities	87,633,600	159,234,354

Commitments and Contingencies

Stockholders' equity
Preferred stock, $0.001 par value; authorized
3,000,000 shares and none issued and outstanding	-	-
Common stock, $0.001 par value; authorized
100,000,000 shares; issued and outstanding
24,607,731 shares at December 31, 2003 and 24,681,462 at December 31. 2004
	24,608	24,682
Common stock subscribed	315,342	-
Paid-in capital	205,086,659	206,566,067
Accumulated deficit	(52,023,879)	(63,740,922)
Total stockholders' equity	153,402,730	142,849,827
Total liabilities and stockholders' equity	$241,036,330	$302,084,181

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INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
for the Three Months and Year Ended December 31, 2003 and 2004

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
	(unaudited)
Revenue:
Monitoring fees	$6,227,011	$6,736,612	$24,099,653	$24,103,270
Revenue from customer accounts	6,107,432	13,653,528	15,854,509	50,758,967
Billing fees	24,366	-	112,127	-
Related party monitoring fees	10,718	33,029	292,968	170,876
Related party placement fees	-	-	90,437	-
Service and installation revenue	249,403	318,432	417,904	5,336,047
Total revenue	12,618,930	20,741,601	40,867,598	80,369,160

Cost of revenue (excluding depreciation
and amortization)	4,392,348	9,810,535	16,393,439	32,748,642
	8,226,582	10,931,066	24,474,159	47,620,518
Operating expenses:
Selling and marketing	424,090	1,110,920	1,108,621	4,357,046
Depreciation and amortization	3,713,132	6,766,694	12,322,558	23,012,590
Loss (gain) on sale of assets	-	(184,076)	-	(184,076)
General and administrative	3,896,941	7,630,836	11,167,460	22,561,726
General and administrative - related party	-	-	3,525,000	-
Total operating expenses	8,034,163	15,324,374	28,123,639	49,747,286

Income (loss) from operations	192,419	(4,393,308)	(3,649,480)	(2,126,768)
Other income (expense):
Other income, net	90,489	13,412	295,984	10,332
Amortization of debt issuance costs	(275,522)	(1,008,844)	(3,168,315)	(1,750,151)
Related party interest expense	-	-	(914,229)	-
Interest expense	(1,835,001)	(3,384,387)	(12,655,617)	(8,885,904)
Interest income	500,084	741,799	1,613,669	1,453,227
Income (loss) before income taxes	(1,327,531)	(8,031,328)	(18,477,988)	(11,299,264)
Income tax expense (benefit)	195,227	99,752	3,526,572	417,779
Net income (loss)	$(1,522,758)	$(8,131,080)	$(22,004,560)	$(11,717,043)
Basic and diluted income (loss) per share	$(0.06)	$(0.33)	$(1.95)	$(0.47)
Weighted average number of common
shares outstanding	24,584,386	24,681,462	11,263,455	24,667,960

Unaudited:
Pro Forma income tax to give effect to
the conversion from S to C Corporation
status:
Income (loss) before benefit from income taxes	$(1,327,531)	$(8,031,328)	$(18,477,988)	$(11,299,264)
Income tax expense (benefit)	195,227	99,752	(89,916)	417,779
Net income (loss)	$(1,522,758)	$(8,131,080)	$(18,388,072)	$(11,717,043)
Basic and diluted income (loss) per share	$(0.06)	$(0.33)	$(1.63)	$(0.47)

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INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
Net income (loss)	$(1,522,758)	$(8,131,080)	$(22,004,560)	$(11,717,043)

Adjust for:
Income tax expense (benefit)	195,227	99,752	3,526,572	417,779
Interest expense	1,835,001	3,384,387	13,569,846	8,885,904
Amortization of debt issuance costs	275,522	1,008,844	3,168,315	1,750,151
Depreciation and amortization	3,713,132	6,766,694	12,322,558	23,012,590

EBITDA	$4,496,124	$3,128,597	$10,582,731	$22,349,381

The Company believes EBITDA is an appropriate metric of operating performance as it presents results that management has direct control over period to period.

CONTACT:

Integrated Alarm Services Group, Inc.
Investor Relations:

Joseph L. Reinhart
518 426-1515